ENVIROSOURCE, INC.
                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



          In recognition of the valuable services provided to EnviroSource, Inc. and its affiliates by certain key employees, the Board of Directors wishes to provide additional retirement benefits to those individuals whose benefits under the EnviroSource, Inc. Profit Sharing Plan and the Retirement Plan for Salaried Employees of International Mill Service, Inc. are restricted by operation of the provisions of the Internal Revenue Code of 1986, as amended. It is the intent of the Company to provide these benefits under the terms and conditions hereinafter set forth.

                                 ARTICLE 1

                                Definitions


1.1 "Accrued Benefit" means the benefit determined pursuant to Article 3.

1.2 "Beneficiary" means the person(s) designated by a Participant under (a) the Profit Sharing Plan or, (b) if no such designation is made, under the IMS Plan or
          (c) if no such designations are made, the Participant's surviving spouse or, if there is no surviving spouse, his estate.

1.3       "Board" means the Board of Directors of EnviroSource,
          Inc. or any authorized committee of such board.

1.4 "Code" means the Internal Revenue Code of 1986, as amended.

1.5 "Committee" means the committee appointed by the Board to administer the Plan.

1.6 "Company" means EnviroSource, Inc. and each of its subsidiaries that has elected to cover its Employees hereunder by resolution of its board of directors.

1.7 "Company Contribution" means the actual contribution made by the Company to the Profit Sharing Plan or the amount credited to a Participant's account in the IMS Plan, as the case may be, for any Plan Year on behalf of a Participant.

1.8       "Effective Date" means January 1, 1994.

1.9 "Employee" means any individual employed on a regular, salaried basis by the Company.

1.10      "IMS Plan" means the Retirement Plan for Salaried
          Employees of International Mill Service, Inc.

1.11 "Individual Account" means the account established pursuant to Section 3.1.

1.12 "Participant" means any Employee who satisfies the eligibility requirements set forth in Article 2. In the event of the death or incompetency of a Participant, the term shall means his personal representative or guardian.

1.13      "Profit Sharing Plan" means the EnviroSource, Inc.
          Profit Sharing Plan.

1.14      "Plan" means the EnviroSource, Inc. Supplemental
          Executive Retirement Plan, as set forth herein, as the same may be amended from time to time.

1.15      "Plan Year" means the calendar year.

                                 ARTICLE 2

                                Eligibility


2.1 Any Employee who is a participant in the Profit Sharing Plan or the IMS Plan, as the case may be, whose Company Contribution is limited by Code Sections 415 or 401(a)(17), and who does not participate in any other Company sponsored supplemental executive retirement plan shall participate in the Plan.

2.2 Notwithstanding the above, no Participant will be eligible to receive benefits under this Plan if he violates the terms and conditions of any employment contract, service contract, or any agreement relating to matters of confidentiality of the Company or competition with the Company, or if he is convicted of a felony or is culpable with respect to any other matter which is determined by the Board to be contrary to the best interests of the Company.


                                 ARTICLE 3

                       Individual Account Supplement

3.1       The Company shall create and maintain an unfunded
          Individual Account for each Participant to which it shall credit the amounts described in this Article 3.

3.2 For each Plan Year beginning on or after the Effective Date, the Company shall credit the Participant's Individual Account with an amount equal to the excess over the Company Contribution of the amount that would have been contributed to the Profit Sharing Plan or credited to the Participant's account in the IMS Plan, as the case may be, by the Company on behalf of the Participant if it were not for the limitations of
          Section 401(a)(17) of the Code. Such credit shall be made as of the same date(s) as contributions are made to the Profit Sharing Plan for such Plan Years.

3.3 As of the last day of each calendar quarter during each Plan Year, the Company shall credit the Participant's Individual Account with interest on the opening balance, and from the date(s) made on any credits pursuant to Section 3.2, in the Participant's Individual Account at the effective yield credited to a participant's cash balance under the IMS Plan with respect to the corresponding Plan Year.

                                 ARTICLE 4

                    Distributions of Benefit Supplement


4.1 The balance of the Participant's Individual Account under Article 3 shall be paid in a lump sum at the same time as the benefits are paid to the Participant under the Profit Sharing Plan or the IMS Plan, as the case may be. If the Participant is due an additional credit under Section 3.2 or 3.3 to the Participant's Individual Account in the year in which the balance of the Individual Account becomes payable hereunder, the additional credit will be paid to the Participant as soon as it is practical to determine the amount.

                                 ARTICLE 5

                               Death Benefit


5.1 In the event of a Participant's death, disability or termination of employment prior to the payment in full of the Participant's benefit pursuant to Article 4, the Participant or the Participant's Beneficiary, as the case may be, will receive a lump sum distribution equal to the balance of the Participant's Individual Account as of the date of the Participant's death, disability or termination of employment. If the Participant is due any additional credit to the Participant's Individual Account for the Plan Year in which the balance of the Individual Account becomes payable hereunder, the additional credit will be paid to the Participant's beneficiary as soon as practicable.

                                 ARTICLE 6

                                  Vesting


6.1 The balance of a Participant's Individual Account shall vest in accordance with the vesting schedule set forth in the Profit Sharing Plan.


                                 ARTICLE 7

                                  Funding

7.1 The Board may, but shall not be required to, authorize the establishment of a trust by the Company to serve as the funding vehicle for the benefits described herein. In any event, the Company's obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant shall have any right to any specific assets of the Company.

                                 ARTICLE 8

                              Administration


8.1 The Committee shall have full power and authority to interpret and administer this Plan and the Committee's actions in doing so shall be final, conclusive and binding on all persons interested in the Plan. The Committee may from time to time adopt rules and regulations governing this Plan. Any action required of the Company or the Board under the Plan shall be made in the Company's or the Board's sole discretion, not in a fiduciary capacity, and need not be uniformly applied to similarly situated persons. Any such action shall be final, conclusive and binding on all persons interested in the Plan.

                                 ARTICLE 9

                                 Amendment


9.1 The Board, by written resolution, shall have the right to amend or modify the Plan at any time in any manner whatsoever; provided, however, that no amendment shall operate to reduce the amounts previously credited to a Participant's Individual Account.

                                ARTICLE 10

                                Termination


10.1 Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company. The Board, by written resolution, shall have the right at any time to discontinue the Plan; provided, however, that the termination shall not operate to reduce the amounts previously credited to a Participant's Individual Account.


                                ARTICLE 11

                               Miscellaneous


11.1 Subject to Section 2.1, nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon a Participant the right to continue in the employ of the Company in any capacity.

11.2 Any amounts payable by the Company hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which he may be entitled under any other arrangements established by the Company for the benefit of its employees.

11.3 The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of the Company.

11.4 The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

11.5 The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void.

11.6 Neither the Company nor any member of the Board or the Committee shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits or the interpretation and administration of this Plan.